UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 16, 2008

JAZZ PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33500	05-0563787
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3180 Porter Drive, Palo Alto, California 94304

(Address of principal executive offices, including zip code)

(650) 496-3777

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 16, 2008, Jaimin R. Patel notified Jazz Pharmaceuticals, Inc. (the “Company”) of his intent to resign as a member of the Board of Directors of the Company (the “Board”), which resignation was effective immediately.

(d) On July 16, 2008, the Board, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, elected Alex Albert to the Board to fill the vacancy created by the resignation of Mr. Patel. Mr. Albert will serve in the class of directors whose term of office expires at the Company’s 2011 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

In accordance with the Company’s compensation program for non-employee directors, Mr. Albert is entitled to receive a $30,000 annual retainer for service as a Board member and will be reimbursed for reasonable expenses incurred in attending meetings of the Board. Under the Company’s compensation program for non-employee directors, Mr. Albert would be eligible for a supplemental annual retainer ranging from $5,000 to $15,000 if Mr. Albert is appointed as the chair of any Board committees. Mr. Albert was not appointed to any Board committees in connection with his election to the Board. As a non-employee director, Mr. Albert is eligible to participate in the Company’s Directors Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which Mr. Albert may elect to defer receipt of all or a portion of his annual retainer fees to a future date or dates. Under the Deferred Compensation Plan, any amounts so deferred by the Company’s non-employee directors are credited to a phantom stock account. Upon a separation from the Board or the occurrence of a change in control, each non-employee director who has elected to defer receipt of his or her annual retainer fees will receive (or commence receiving, depending upon whether the director has elected to receive distributions from his or her phantom stock account in a lump sum or in installments over time) a distribution of his or her phantom stock account, in either cash or shares of the Company’s common stock (subject to the prior election of each such director).

In connection with Mr. Albert’s election to the Board, the Company entered into a standard indemnity agreement with Mr. Albert which requires the Company to indemnify Mr. Albert, under the circumstances and to the extent provided for therein, against certain expenses and other amounts incurred by Mr. Albert as a result of being made a party to certain actions, suits, proceedings and the like by reason of his position as a director of the Company.

Mr. Albert is an employee of Kohlberg Kravis Roberts & Co. L.P. (“KKR”). On July 21, 2008, KKR JP, LLC, an entity affiliated with KKR, purchased 1,328,527 units (the “Units”) from the Company as part of a “registered direct” offering, with each Unit consisting of (i) one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (ii) a warrant to purchase 0.45 of a share of Common Stock (the “Warrant”). The sale of the Units was made pursuant to a Subscription Agreement, dated July 15, 2008 (the “Subscription Agreement”), with KKR JP, LLC pursuant to which KKR JP, LLC agreed to purchase the Units at a purchase price of $6.75625 per Unit for an aggregate purchase price of $8,975,860.54. The Warrants issued to KKR JP, LLC will generally be exercisable for a period of six years from the date of issuance beginning six months after the date of issuance, and will carry an exercise price of $7.37 per share, which is equal to 110% of the closing consolidated bid price of the Common Stock on July 15, 2008 as reported by NASDAQ. Mr. Albert has neither voting nor dispositive control over the Common Stock or Warrants purchased by KKR JP, LLC in the transaction and disclaims any beneficial ownership of such securities.

Item 5.05.	Amendments to Registrant’s Code of Ethics, or Waiver of Provision of the Code of Ethics.

On July 16, 2008, the Company adopted an amended Code of Conduct, including changes to the Related Party Transactions section, which applies to transactions involving both the Company and one of its directors, officers, significant stockholders or other related persons. The Code of Conduct was also amended to include a new Insider Trading section that incorporates the Company’s existing insider trading policy and applies to employees and directors and prohibits them from trading in the Company’s stock, or the stock of companies with which the Company does business, when they are in possession of material, non-public information. A copy of the amended Code of Conduct is attached as Exhibit 14.1 hereto. The amended Code of Conduct will also be posted on the company’s website at www.jazzpharmaceuticals.com under the section entitled “Investors” at “Corporate Governance.”

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

14.1	Jazz Pharmaceuticals Code of Conduct

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ Carol A. Gamble
Carol A. Gamble
Senior Vice President and General Counsel

Date: July 22, 2008

EXHIBIT INDEX

Number	Description

14.1	Jazz Pharmaceuticals Code of Conduct

5